UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-31680

Bradley Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

383 Route 46 West,
Fairfield, NJ 07004-2402
(973) 882-1505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.01 par value
(Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	|X|	Rule 12h-3(b)(1)(i)	|X|
Rule 12g-4(a)(1)(ii)	|_|	Rule 12h-3(b)(1)(ii)	|_|
Rule 12g-4(a)(2)(i)	|_|	Rule 12h-3(b)(2)(i)	|_|
Rule 12g-4(a)(2)(ii)	|_|	Rule 12h-3(b)(2)(ii)	|_|
		Rule 15d-6	|_|

Approximate number of holders of record as of the certification or notice date: Common Stock, $0.01 par value: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, Bradley Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

BRADLEY PHARMACEUTICALS, INC.

February 21, 2008	By:	/s/ Paul McGarty Name: Paul McGarty Title: President and Chief Executive Officer